UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2023

VADO CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-222593	30-0968244
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

13468 Beach Ave.

Marina Del Rey, CA 90292

(Address of Principal Executive Office) (Zip Code)

(888) 545-0009

(Registrant’s telephone number, including area code)

4001 South 700 East

Suite 500

Salt Lake City, UT 84107

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into Material Definitive Agreement.

On February 24, 2023 Vado Corp. (the “Company”) completed the share exchange (the “Exchange”) contemplated by the Share Exchange Agreement (the “Exchange Agreement”) dated January 30, 2023 with Socialcom, Inc, d/b/a AudienceX, a California corporation (“aX”) and the shareholders of aX signatory thereto (the “Closing”). Pursuant to the Closing of the Exchange, the Company issued the aX shareholders signatory thereto a total of 169,434,640 shares of the Company’s common stock, representing approximately 96% of the shares of the Company’s outstanding common stock after giving effect to such issuance, in exchange for all of the shares of aX common stock held by such aX shareholders. As a result of the Closing of the Exchange, aX became an approximately 96.6% owned subsidiary of the Company. aX is a digital marketing and services company focused on delivering integrated advertising and technology performance solutions to independent agencies and brands through its omnichannel trading desk platform. Certain additional information about aX and the Exchange is available in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2022 as filed on February 22, 2023. Following the Exchange, the Company intends to file a registration statement on Form 10 (the “Form 10”) disclosing additional information as to aX as well as such other information as is required by such Form 10. Investors are urged to not invest in the Company’s common stock or common stock equivalents on the basis of our acquisition of aX before the Form 10 is filed as necessary to provide investors the opportunity to review more robust information and disclosure about aX, and the risks and uncertainties inherent in an investment in the combined Company.

In connection with the Exchange, the Company also agreed to the following: (i) the cancellation of 93 million shares of common stock held by David Lelong, which was effected at the Closing, (ii) the issuance 22,793,540 options to purchase common stock of the Company to aX directors, officers, employees and consultants under the Company’s 2023 Equity Incentive Plan in exchange for the cancellation of 2,604,976 outstanding aX stock options held by such persons, and (iii) execution of the Stock Purchase Agreement (the “SPA”) for a financing resulting in gross proceeds to the Company of $1,500,000 (the “Secondary Financing”). The first tranche of the Secondary Financing, in which the Company sold 25,000 shares of Series A Convertible Preferred Stock (the “Series A”) for $750,000, closed simultaneously with the Closing of the Exchange. The second tranche of the Secondary Financing which contemplates the sale by the Company of an additional 25,000 shares of Series A for an additional $750,000 is scheduled to close on May 25, 2023, the 90th day following the closing of the first tranche.

The foregoing description of the Exchange and the Secondary Financing and the transaction documents entered into in connection therewith does not purport to be complete and is qualified in its entirety by reference to the Company’s Current Report on Form 8-K filed on February 21, 2023 (the “Prior 8-K”) disclosing the execution of those and related documents and to the full text of such documents, forms of which are filed as Exhibits 4.1 and 10.1 through 10.4 of the Prior 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. Each of the Exchange and the Secondary Financing were exempt from registration under the Securities Act of 1933 pursuant to Rule 506(b) of Regulation D promulgated thereunder as a transaction not involving a public offering.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective at the Closing, the number of directors of the Company was fixed at three, and Jason Wulfsohn and Reeve Benaron were appointed to serve on the Board of Directors. Effective upon the Closing, David Lelong tendered his resignation as the sole officer of the Company, and Jason Wulfsohn and Ryan Carhart were appointed as the Company’s Chief Executive Officer and Chief Financial Officer, respectively. The Company intends to include a description of the five-year business experience and certain other information about Messrs. Wulfsohn, Benaron and Carhart in the Form 10 referred to above which the Company intends to file.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Simultaneously with the Closing of the Exchange, the Company changed its fiscal year end from November 30 to December 31 as a result the Exchange to conform its fiscal year end to that of aX.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VADO CORP.

February 28, 2023	By:	/s/ Jason Wulfsohn
Jason Wulfsohn, Chief Executive Officer